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                                                                     EXHIBIT 5.1

                      ARGUE PEARSON HARBISON & MYERS, LLP

                                                                   July 31, 1997

Omega Healthcare Investors, Inc.
905 West Eisenhower Circle, Suite 110,
Ann Arbor, Michigan 48103

          RE: $5,750,000 AGGREGATE OFFERING PRICE OF SECURITIES OF OMEGA HEALTHCARE INVESTORS, INC.

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Omega Healthcare Investors, Inc. (the "Company") with the Securities and Exchange Commission pursuant to Rule 462(b) in connection with the registration of $5,750,000 aggregate offering price of securities (the "Securities"), consisting of 6.95% Notes due 2007 (the "Notes").

     We also have examined the Indenture, dated as of January 28, 1997, and the form of Supplemental Indenture between the Company and NBD Bank, as Trustee, relating to the Notes. We are familiar with the proceedings heretofore taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Securities.

     Subject to the (i) proposed additional proceedings being taken as now contemplated by us as your counsel prior to the issuance and sale of the Securities; (ii) the effectiveness of the Registration Statement under the Securities Act of 1933, as amended; (iii) the establishment of the terms of Securities in accordance with the terms of the Indenture and Supplemental Indenture; and (iv) the execution, delivery and authentication of and payment for the Securities, it is our opinion that the Securities will, upon the issuance and sale thereof in the manner referred to in the Registration Statement, constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors' rights generally, and except that we advise you that the enforceability of the Securities is subject to the effect of general principles of equity including, without limitations, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                      /s/ ARGUE PEARSON HARBISON & MYERS, LLP
                                          --------------------------------------
                                           Argue Pearson Harbison & Myers, LLP